News Release

Corteva Raises Full-Year Guidance on Strong Third Quarter and Year-To-Date 2025 Results

- YTD results reflect volume gains in both segments, demand for new technology, and outperformance on controllables
- Crop Protection YTD results driven by double-digit volume growth in new products and biologicals
- Seed YTD results reflect demand for newest hybrids and varieties, strong operational execution, and growth in out-licensing
- Full-year 2025 guidance[3] raised due to year-to-date performance, incremental controllable lever benefits, and strength of growth platforms

INDIANAPOLIS, Ind., November 4, 2025 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the third quarter and nine months ended September 30, 2025.

3Q 2025 Results Overview

	Net Sales	Loss from Cont. Ops (After Tax)	EPS
GAAP	**$2.62B**	**$(308)M**	**$(0.46)**
vs. 3Q 2024	**13%**	**41%**	**39%**
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP	**$2.59B**	**$49M**	**$(0.23)**
vs. 3Q 2024	**11%**	**149%**	**53%**

2025 YTD Results Overview

	Net Sales	Inc. from Cont. Ops (After Tax)	EPS
GAAP	**$13.49B**	**$1.74B**	**$2.54**
vs. 2024 YTD	**4%**	**91%**	**97%**
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP	**$13.73B**	**$3.40B**	**$3.11**
vs. 2024 YTD	**6%**	**19%**	**39%**

2025 YTD Highlights

- Net sales increased 4% versus prior year. Organic[1] sales increased 6% in the same period with gains in almost all regions.
- Seed net sales increased 5% and organic[1] sales increased 7%. Price/Mix was up 3% led by North America[2] and EMEA[2] with continued execution on the Company's price-for-value strategy for new technology offerings. Volume increased 4%, primarily reflecting increased corn area in North America[2] and early safrinha deliveries in Latin America.
- Crop Protection net sales increased 3% and organic[1] sales increased 5%. Volume increased 7%, driven by new products and biologicals demand. Price declined 2% primarily due to the market dynamics in Latin America.
- GAAP income and earnings per share (EPS) from continuing operations were $1.74 billion and $2.54 per share, respectively.
- Operating EBITDA[1] and Operating EPS[1] were $3.40 billion, and $3.11 per share, respectively.
- The Company updated full-year 2025 guidance[3] and expects net sales in the range of $17.7 billion to $17.9 billion. Operating EBITDA[1] is expected to be in the range of $3.8 billion to $3.9 billion. Operating EPS[1] is expected to be in the range of $3.25 to $3.35 per share.
- The Company provided a preliminary view[3] of 2026 and expects Operating EBITDA[1] to be $4.1B at the midpoint of the range.

1. Organic Sales, Operating EPS, and Operating EBITDA are non-GAAP measures. See page 6 for further discussion. 2. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 3. The Company does not provide the most comparable GAAP measure on a forward-looking basis. See page 7 for further discussion.

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News Release 3Q 2025 2 “We delivered a strong third quarter across the company, reinforcing our conviction that our two businesses will continue to thrive as independent public companies. In Crop Protection, demand for differentiated technology and productivity gains support margin expansion, while Seed continues to benefit from its strength in advanced genetics, growth in out-licensing and ongoing cost discipline. Our planned separation in the second half of 2026 is driven by our belief that it will create long-term value, as “New Corteva” and “SpinCo” strengthen their positions as market leaders with sharper focus, tailored capital allocation strategies and increased flexibility. Until then, we will continue to execute on our growth platforms and financial framework as one company with a unifying vision: to drive value for farmers, shareholders, employees and the communities we all call home.” Chuck Magro Chief Executive Officer Company Updates On October 1, 2025, the Company announced its plan to separate into two independent public companies: “New Corteva,” focused on differentiated technology solutions in crop protection, including biologicals, and “SpinCo,” dedicated to advanced genetics and emerging technologies including gene editing, hybrid wheat, and biofuels. The transaction is expected to be completed in the second half of 2026, subject to customary approvals. Strategic Rationale • Distinct Market Opportunities: The separation enables tailored innovation, operational design, and go-to-market strategies for each company. • Farmer-Centric Flexibility: Both companies will be better positioned to deliver more choices and critically needed technologies to farmers, maximizing and protecting yields in a dynamic global market. • Capital Allocation Optimization: Each business will have the financial flexibility and targeted investment-grade credit ratings to pursue long-term growth, both organically and through acquisitions. Launching from Strength • Through the first half of 2025, Corteva returned $7 billion in cash to shareholders since 2019. • Corteva has invested $8.9 billion4 in cumulative research and development since 2019. • Corteva has launched over 2,500 new Seed and Crop Protection products since 2019. Next Steps • A dedicated separation management team has been established. • The separation is intended to qualify as a tax-free transaction for U.S. federal tax purposes. • Leadership and board transition planning is ongoing. 4. Represents cumulative R&D expense from 2019-2025E

News Release 3Q 2025

Summary of Third Quarter 2025

For the third quarter ended September 30, 2025, net sales increased 13% versus the same period last year. Organic[1] sales increased 11%.

Volume was up 12% versus prior year on growth in both Crop Protection and Seed. Crop Protection volume increased 5% over the prior year driven primarily by demand for new products, herbicides, and biologicals. Seed volume increased 27% versus prior year due primarily to early deliveries in Latin America in advance of the safrinha season.

Price was down 1% versus prior year. Seed price/mix was up in nearly all regions, offset by competitive price dynamics in Latin America for both Seed and Crop Protection.

GAAP income from continuing operations after income taxes was a loss of $308 million in third quarter of 2025 compared to a loss of $519 million in third quarter of 2024. Operating EBITDA[1] for the third quarter of 2025 was income of $49 million, up 149% compared to prior year.

($ in millions, except where noted)	3Q 2025	3Q 2024	% Change	% Organic[1] Change
Net Sales	**$2,618**	**$2,326**	**13%**	**11%**
North America	$707	$610	16%	16%
EMEA	$462	$415	11%	7%
Latin America	$1,161	$989	17%	15%
Asia Pacific	$288	$312	(8)%	(5)%

($ in millions, except where noted)	2025 YTD	2024 YTD	% Change	% Organic[1] Change
Net Sales	**$13,491**	**$12,930**	**4%**	**6%**
North America	$7,546	$7,097	6%	7%
EMEA	$2,686	$2,676	- %	4%
Latin America	$2,275	$2,154	6%	10%
Asia Pacific	$984	$1,003	(2)%	- %

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News Release 3Q 2025

Seed Summary

Seed net sales were $917 million in the third quarter of 2025, up from $691 million in the third quarter of 2024. The sales increase reflects a 27% increase in volume, a 4% increase in price/mix, and a 2% favorable currency impact.

Volume growth in the quarter reflects early safrinha deliveries in Brazil, recovery of corn acres in Argentina and increased corn sales in EMEA, partially offset by lower oilseed area in APAC. The increase in price is due primarily to increased out-licensing income and continued demand for top technology.

Segment operating EBITDA was a loss of $193 million in the third quarter of 2025, an improvement of 40% from the third quarter of 2024. Increased corn volumes, royalty income, and cost benefits from productivity and deflation drove the improvement versus prior year, partially offset by higher compensation expense, commissions, and research expense.

($ in millions, except where noted)	3Q 2025	3Q 2024	% Change	% Organic[1] Change
North America	$175	$170	3%	4%
EMEA	$262	$196	34%	31%
Latin America	$391	$218	79%	76%
Asia Pacific	$89	$107	(17)%	(16)%
Total 3Q Seed Net Sales	**$917**	**$691**	**33%**	**31%**
3Q Seed Operating EBITDA	**$(193)**	**$(320)**	**40%**	**N/A**

Seed net sales were $8.16 billion in the first nine months of 2025, up 5% from the same period of 2024. The sales increase reflects a 3% increase in price/mix and a 4% increase in volume, partially offset by a 2% unfavorable currency impact.

Price/Mix gains in most regions, led by North America, demonstrate demand for top technology and the strength of the portfolio, coupled with increased out-licensing income. Volume growth was driven primarily by increased corn area and share gains in North America, an early start to safrinha deliveries in Brazil, and recovery of corn acres in Argentina. This was partially offset by lower soybean area in North America. Unfavorable currency impacts were led by the Brazilian Real and the Canadian dollar.

Segment operating EBITDA was $2.51 billion for the first nine months of 2025, up 18% from the same period of 2024. Commercial execution and market share gains in North America, product mix, reduction of net royalty expense, and ongoing cost and productivity actions more than offset increased compensation, commissions, research expense and the unfavorable impact of currency. Segment operating EBITDA margin improved by approximately 340 basis points versus the prior-year period.

($ in millions, except where noted)	2025 YTD	2024 YTD	% Change	% Organic[1] Change
North America	$5,726	$5,394	6%	6%
EMEA	$1,370	$1,365	- %	7%
Latin America	$730	$696	5%	11%
Asia Pacific	$335	$318	5%	7%
Total YTD Seed Net Sales	**$8,161**	**$7,773**	**5%**	**7%**
YTD Seed Operating EBITDA	**$2,512**	**$2,126**	**18%**	**N/A**

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News Release 3Q 2025

Crop Protection Summary

Crop Protection net sales were approximately $1.70 billion in the third quarter of 2025 compared to approximately $1.64 billion in the third quarter of 2024. The sales increase over the prior period reflects a 5% increase in volume and a 1% favorable benefit from currency, partially offset by a 2% price decline.

The increase in volume was primarily driven by demand for new products, herbicides, and biologicals. The price decline was primarily due to the competitive pricing environment in Latin America, partially offset by North America price increases. Unfavorable currency impacts were led by the Brazilian Real.

Segment operating EBITDA was $279 million in the third quarter of 2025, up 13% from the third quarter of 2024. Productivity savings and volume growth more than offset the unfavorable impact of currency and price pressure. Segment operating EBITDA margin improved by approximately 135 basis points versus the prior-year period.

($ in millions, except where noted)	3Q 2025	3Q 2024	% Change	% Organic[1] Change
North America	$532	$440	21%	21%
EMEA	$200	$219	(9)%	(15)%
Latin America	$770	$771	- %	(2)%
Asia Pacific	$199	$205	(3)%	- %
Total 3Q Crop Protection Net Sales	**$1,701**	**$1,635**	**4%**	**3%**
3Q Crop Protection Operating EBITDA	**$279**	**$246**	**13%**	**N/A**

Crop Protection net sales were approximately $5.33 billion for the first nine months of 2025 compared to approximately $5.16 billion in the same period of 2024. The sales increase reflects a 7% increase in volume, partially offset by a 2% decline in price and a 2% unfavorable impact from currency.

The increase in volume was driven by demand for new products, herbicides, fungicides, and biologicals. The price decline was primarily due to market dynamics in Latin America. Unfavorable currency impacts were led by the Brazilian Real and the Turkish Lira.

Segment operating EBITDA was $990 million for the first nine months of 2025, up 22% from the same period last year. Raw material deflation, productivity savings, and volume growth more than offset the unfavorable impact of currency, price pressure, and higher compensation and bad debt expense in SG&A. Segment operating EBITDA margin improved by approximately 285 basis points versus the prior-year period.

($ in millions, except where noted)	2025 YTD	2024 YTD	% Change	% Organic[1] Change
North America	$1,820	$1,703	7%	8%
EMEA	$1,316	$1,311	- %	1%
Latin America	$1,545	$1,458	6%	10%
Asia Pacific	$649	$685	(5)%	(3)%
Total YTD Crop Protection Net Sales	**$5,330**	**$5,157**	**3%**	**5%**
YTD Crop Protection Operating EBITDA	**$990**	**$811**	**22%**	**N/A**

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News Release 3Q 2025 6 2025 Guidance and 2026 Preliminary View The global outlook for agriculture remains mixed with strong demand and production, but pressured commodity prices and farmer margins. Global corn area was up in 2025, most notably in North America, driven by favorable corn economics relative to soybeans, with expectations for a mid-single digit planted area increase in Latin America. We continue to expect a large crop production year, but keeping pace with record demand, resulting in decade-low global corn stock levels. Global crop protection industry volumes have stabilized and rebounded in most regions, while prices are beginning to show signs of stabilization. As it pertains to ongoing tariff negotiations around the world, we are not expecting a material net impact on our full-year 2025 results given policies in place today. The Company updated full-year 2025 guidance with net sales expected to be in the range of $17.7 billion to $17.9 billion, growth of ~5% at the mid-point. Operating EBITDA1 is expected to be $3.8 billion to $3.9 billion, growth of 14% at the mid-point. Operating EPS1 is expected to be $3.25 to $3.35 per share, growth of 28% at the mid-point. The Company expects to repurchase approximately $1.0 billion of shares in 2025. For full-year 2026, the Company’s preliminary view of operating EBITDA1 is $4.1 billion at the mid-point, reflecting growth of ~6%. The Company is not able to reconcile its forward-looking non-GAAP financial measures, to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. Third Quarter Conference Call The Company will host a live webcast of its third quarter 2025 earnings conference call with investors to discuss its results and outlook tomorrow, November 5, 2025, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found at www.corteva.com. Cautionary Statement About Forward-Looking Statements This press release contains certain estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s financial results or outlook; strategy for growth; product development; regulatory approvals; market position; capital allocation strategy; liquidity; sustainability targets and initiatives; the anticipated benefits of acquisitions, restructuring actions, or cost savings initiatives; and the outcome of contingencies, such as litigation and environmental matters, are forward-looking statements. Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond the company's control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward- looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company's business, results of operations and financial condition. Some of the important factors that could cause the company's actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to obtain or maintain the necessary regulatory approvals for some of the company's products; (ii) failure to successfully develop and commercialize the company's pipeline; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of the company's biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (vi) effect of climate change and unpredictable seasonal and weather factors; (vii) failure to comply with competition and antitrust laws; (viii) effect of competition in the company's industry; (ix) competitor’s establishment of an intermediary platform for distribution of the company's products; (x) risks related to recent funding and staff reductions at U.S. government agencies; (xi) risk related to geopolitical and military conflict; (xii) effect of volatility in the company's input costs; (xiii) risks related to the company's global operations; (xiv) effect of industrial espionage and other disruptions to the company's supply chain, information technology or network systems; (xv) risks related to environmental litigation and the indemnification obligations of legacy EIDP liabilities in connection with the Corteva separation; (xvi) impact of the company's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xvii) failure of the company's customers to pay their debts to the company, including customer financing programs; (xviii) failure to effectively manage acquisitions, divestitures, alliances, restructurings, cost savings initiatives, and other portfolio actions; (xix) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to the company; (xx) increases in pension and other post-employment benefit plan funding obligations;

News Release 3Q 2025 7 (xxi) risks related to pandemics or epidemics; (xxii) capital markets sentiment towards sustainability matters; (xxiii) the company's intellectual property rights or defense against intellectual property claims asserted by others; (xxiv) effect of counterfeit products; (xxv) the company's dependence on intellectual property cross-license agreements; (xxvi) risks related to Corteva’s Separation from DowDuPont; and (xxvii) risks related to Corteva’s proposed separation, including, but not limited to, whether the objectives of the proposed separation will be achieved; the terms, structure, benefits and costs of any action or transaction resulting from the proposed separation; the timing of any such separation or related action and whether any such separation will be consummated at all; the risk the proposed separation could divert the attention and time of the company’s management; the risk of any unexpected costs or expenses resulting from the proposed separation process or separation itself; and the risk of any litigation as a result of, or relating to, the proposed separation. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K. Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating earnings (loss) per share, and base income tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as significant items, without unreasonable effort. For significant items reported in the periods presented, refer to page A-10 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the non-cash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits. Due to the ramp-up of Enlist E3TM, Corteva significantly reduced the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform thereafter. In 2023 and 2024, the company committed to restructuring activities to optimize the Crop Protection network of manufacturing and external partners, which are expected to be substantially complete in 2026. The company expects to record approximately $160 million to $175 million net pre-tax restructuring charges during 2025 for these activities. Organic sales is defined as price and volume and excludes currency and portfolio and other impacts, including significant items. Operating EBITDA is defined as earnings (loss) (i.e., income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits (costs), foreign exchange gains (losses), and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items and separation costs. Non-operating benefits (costs) consists of non-operating pension and other post- employment benefit (OPEB) credits (costs), tax indemnification adjustments, and environmental remediation and legal costs associated with legacy businesses and sites. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating earnings (loss) per share is defined as “earnings (loss) per common share from continuing operations - diluted” excluding the after-tax impact of significant items, the after-tax impact of separation costs, the after-tax impact of non-operating benefits (costs), the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the realized gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in the relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), significant items, separation costs, amortization of intangibles (existing as of Corteva Separation), mark-to-market (gains) losses on certain foreign currency contracts not designated as hedges, and non-operating (benefits) costs. ® TM Corteva Agriscience and its affiliated companies. 11/4/2025 Media Contact Bethany Shively +1 804-866-2377 bethany.shively@corteva.com Investor Contact Kim Booth +1 302-485-3704 kimberly.a.booth@corteva.com